Exhibit 23-1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Numbers 033-61461 and 333-133013) pertaining to the Astec Industries, Inc. 401(k) Retirement Plan of our report dated June 28, 2013, with respect to the financial statements and schedule of the Astec Industries, Inc. 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

June 28, 2013
Chattanooga, Tennessee